Exhibit 8.2

March 1, 2006

Starwood Hotels & Resorts Worldwide, Inc.

1111 Westchester Avenue

White Plains, New York 10604

Ladies and Gentlemen:

You have requested our opinion concerning certain United States federal income tax matters with respect to the merger (the “Merger”) of Horizon Supernova Merger Sub, LLC, a Maryland limited liability company wholly owned by Host Marriott, L.P., a Delaware limited partnership, with and into Starwood Hotels & Resorts, a Maryland real estate investment trust (the “Company”), in connection with a registration statement on Form S-4 (No. 333-130249) filed by Host Marriott Corporation, a Maryland real estate investment trust, with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (the “Act”), as amended through the date hereof (the “Registration Statement”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Registration Statement.

Our opinion is based, in part, upon various assumptions and representations, including representations made by the Company as to factual matters set forth in the Registration Statement (including the proxy statement/prospectus relating thereto). Our opinion is based on the assumption that all such representations will continue to be true and correct through and including the effective date of the Merger. For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Registration Statement or in any other document. We have assumed that all representations made by the Company to the best of the knowledge or belief of any person are true, correct and complete as if made without such qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein may affect our conclusions set forth herein.

Our opinion is also based upon an examination of such other documents as we have deemed necessary or appropriate as a basis therefor. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies.

In rendering our opinion, we have also considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, administrative rulings and other applicable authorities, in each case as in effect on the date hereof. The statutory provisions, regulations, decisions, rulings and other authorities on which this opinion is based are subject to change, and such changes could apply retroactively. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.

This opinion should not be construed as or deemed to be a guaranty or insuring agreement. Opinions of counsel represent only counsel’s best legal judgment and are not binding on the Internal Revenue Service (“IRS”) or on any court. Accordingly, no assurance can be given that the IRS will not challenge the conclusions of the opinion set forth herein or that such a challenge will not be successful.

Based on and subject to the foregoing, we are of the opinion that (i) the discussion set forth in the Registration Statement under the caption “Material Federal Income Tax Consequences of the REIT Merger to Holders of Paired Shares of Starwood and Starwood Trust and Holders of Starwood Trust Class A Exchangeable Preferred Shares,” to the extent that it describes provisions of United States federal income tax law, is correct in all material respects as of the date hereof and (ii) the de-pairing of common shares of Starwood Hotels & Resorts Worldwide, Inc. and Class B shares of the Company will not be a taxable event for holders of paired shares of Starwood Hotels & Resorts Worldwide, Inc. and the Company.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein or under any other law. We are furnishing this opinion to you for your benefit in connection with the filing of the Registration Statement with the SEC and this opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our written permission. The opinion herein is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to Sidley Austin LLP therein in connection with the material discussed therein under the caption “Material Federal Income Tax Consequences of the REIT Merger to Holders of Paired Shares of Starwood and Starwood Trust and Holders of Starwood Trust Class A Exchangeable Preferred Shares,” including its use under the caption “Legal Matters” with respect to such material. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/s/  Sidley Austin LLP